Contact: Dennis Gauger
BSD MEDICAL CORPORATION	Telephone: (801) 972-5555
2188 West 2200 South	Facsimile: (801) 972-5930
Salt Lake City, Utah 84119-1326	Email: investor@bsdmc.com
NASDAQ:BSDM

For immediate release:

BSD Medical Reports Receipt of CE Mark Approval for MicroThermX Microwave Ablation System

SALT LAKE CITY, November 1, 2010—BSD Medical Corporation (NASDAQ:BSDM) (Company or BSD), the company that pioneered heat therapy applications today reported that the Company has received CE (Conformite Europeenne) Mark approval for the commercial sale of The MicroThermX Microwave Ablation System (MTX-180) in Europe.  CE marking approval allows BSD to market the MTX-180 in the 30 countries that comprise the European Union (EU) and the European Free Trade Association (EFTA).  CE marking is also recognized in many countries outside of the EU, providing BSD the ability to market the MTX-180 to a number of international markets.  The MTX-180 was designed to provide a higher power, optimized system targeted to the growing soft tissue ablation oncology market, which is expected to reach $2.0 billion.

Harold Wolcott, Chief Executive Officer of BSD stated, "Obtaining CE Mark approval for the MTX-180 is a significant milestone for the Company. We successfully obtained FDA marketing clearance and global safety certification for the MTX-180 in August.   Receipt of the CE Mark approval will allow us to make this exciting product commercially available to a broad range of physicians and patients.  The commercialization of the MTX-180 represents a significant advance in our corporate strategy to diversify BSD’s products and increase revenue.  The MTX-180 introduces into the Company’s product line an innovative, high-end disposable that will provide a significant ongoing revenue stream.  We believe that the MTX-180 has significant advantages over currently available ablation devices that will allow us to capitalize on this rapidly expanding market.”

The MTX-180 utilizes innovative synchronous phased array technology that was developed and patented by BSD to deliver targeted microwave energy to ablate (destroy) soft tissue. BSD employed its extensive 32-year background in developing thermal therapy systems in the design of the MTX-180.  BSD’s advanced technology allows the MTX-180 to provide larger and more uniform zones of ablation during a single procedure.  Third party independent testing was conducted at a U.S. university medical center that is a world leader in ablation treatments.  The testing data demonstrated that the MTX-180 is a user-friendly system that delivers larger, more uniform ablation zones in shorter periods of time.

The MTX-180 is a compact, mobile, state-of-the-art, proprietary system that includes a microwave generator, single-patient-use disposable antennas, and a thermistor-based temperature monitoring system.  The innovative design of the MTX-180 is the first of its kind that allows delivery of higher power levels using a single generator.  The delivery of microwave energy is controlled utilizing an interactive touch screen monitor, which allows the operator to quickly and easily control the treatment.

Currently, radiofrequency (RF) energy is utilized most frequently in the interventional oncology ablation market.  Published studies have demonstrated that the use of microwave energy has numerous advantages over RF energy for the delivery of ablation therapy, including faster set-up, shorter ablation times, larger ablation zones, and higher intratumoral temperatures. For these reasons, interventional oncology key opinion leaders regard microwave as the future of soft tissue ablation therapy.  The MTX-180 has been designed to provide optimized microwave ablation therapy.

About BSD Medical Corporation
BSD Medical Corporation develops, manufactures, markets and services systems to treat cancer and benign diseases using heat therapy delivered using focused radio frequency (RF) and microwave energy.  BSD’s product lines include both hyperthermia and ablation treatment systems.  BSD’s hyperthermia cancer treatment systems, which have been in use for several years in the United States, Europe and Asia, are used to treat certain tumors with heat (hyperthermia) while increasing the effectiveness of other therapies such as radiation therapy.  BSD’s microwave ablation system has been developed as a stand-alone therapy to employ precision-guided microwave energy to ablate (destroy) soft tissue and has received marketing clearance from the US FDA.  The Company has developed extensive intellectual property, multiple products in the market and established distribution in the United States, Europe and Asia.  Certain of the Company’s products have received regulatory approvals and clearances in the United States, Europe and China.  For further information visit BSD Medical's website at www.BSDMedical.com.

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Statements contained in this press release that are not historical facts are forward-looking statements, as defined in the Private Securities Litigation Reform Act of 1995. All forward-looking statements are subject to risks and uncertainties detailed in the Company's filings with the Securities and Exchange Commission. These forward-looking statements speak only as of the date on which such statements are made, and the Company undertakes no obligation to update such statements to reflect events or circumstances arising after such date.